EXHIBIT 10.2

THIRTEENTH AMENDMENT TO
AMENDED AND RESTATED PRIVATE LABEL
CONSUMER CREDIT CARD PROGRAM AGREEMENT

THIS THIRTEENTH AMENDMENT TO AMENDED AND RESTATED PRIVATE LABEL CONSUMER CREDIT CARD PROGRAM AGREEMENT (the “Amendment”) dated as of January 13, 2014 amends that certain Amended and Restated Private Label Consumer Credit Card Program Agreement, dated as of December 14, 2005 (as previously amended, the “Agreement”), by and between Select Comfort Corporation and Select Comfort Retail Corporation (collectively, “Retailer”) and GE Capital Retail Bank (formerly known as GE Money Bank) (“Bank”). Capitalized terms used herein and not otherwise defined have the meanings given them in the Agreement.
WHEREAS, Bank and Retailer wish to add provisions to the Agreement that will allow the parties to establish a separate consumer credit program (the name of which shall be established by Bank and as specifically defined pursuant to Section 1.2 of this Amendment, the “New Program”) that will operate in parallel with the consumer revolving financing program currently offered under the Program.
NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
I.AMENDMENT TO THE AGREEMENT

1.1    Conforming Section Amendments for New Program.

A.General Statement; Notice of New Program Terms. Anything in the Agreement to the contrary notwithstanding, Retailer and Bank agree that Bank shall offer and Retailer shall participate in the New Program and accept New Accounts to finance purchases from Retailer as set forth herein. Bank shall give Retailer written notice of any changes to the terms and conditions of the New Program at least thirty (30) days prior to the effective date of such changes. It is the intention of Bank and Retailer that the provisions of the Agreement that relate to the acceptance of Credit Cards, the submission of Charge Transaction Data to Bank in connection therewith, the issuance of related credits, the resolution of disputes and the processing of related chargebacks and all provisions relating to the confidentiality, privacy and security of the resulting information shall apply to the New Program to the greatest extent possible. For the avoidance of doubt, any limitations or prohibitions set forth in the Agreement on financing a particular product or service (or category of products or services) on Accounts shall apply equally to financing any such product or service on New Accounts. Without limiting the foregoing, and anything in the Agreement to the contrary notwithstanding, Retailer shall not accept New Accounts to finance the purchase of gift cards, gift certificates or similar products or to reload any such products.

B.Section 2.2 (Retailer’s Responsibilities). The rights and responsibilities of Retailer pursuant to Section 2.2 shall apply to New Accountholders and the New Program, except in any circumstance in which a provision purports to (or should reasonably be read to) deal solely with the Program and, in such case, such provision shall apply solely to the Program; provided that Retailer may elect to emphasize either the promotion of the Program over the New Program or the New Program over the Program, as it determines in its sole discretion, from time to time.

C.Settlement; Promotional Rates; Re-pricing (Sections 3.1, 3.4 and 3.5).

1.Except as set forth in the next sentence, the settlement provisions of Section 3.1 and the Program Fee payment provisions of Section 3.4 shall apply to Charge Transaction Data submitted by Retailer in connection with the acceptance of New Accounts to the same extent as Charge Transaction Data submitted in connection with Accounts originated under the Program. The foregoing notwithstanding, for any purchase financed on a New Account that is equal to or greater than Three Hundred Dollars ($300), Retailer shall apply a credit based promotion with an interest deferral period of twelve (12) months (a “12 Month WPDI Promotion”); provided that, if the New Accountholder declines such promotional offer (or the purchase is less than Three Hundred Dollars ($300)), then the standard, non-promotional New Accountholder terms (including the Base Rate) shall apply to such purchase.

2.The initial Promotional Rate for the 12 Month WPDI Promotion offered to New Accountholders shall be the same as the Promotional Rate offered to Cardholders under the Program as of the date hereof; provided, that Bank shall have the right, in its discretion, to alter the 12 Month WPDI Promotion Promotional Rate solely with respect to the New Program at any time upon fifteen (15) days’ prior written notice to Retailer. Bank shall also have the right to revise the Base Rate with respect to the New Program upon fifteen (15) days’ prior written notice to Retailer. In either such case, if Retailer rejects the revised Promotional Rate or the revised Base Rate, as the case may be, Retailer’s sole remedy shall be to terminate the New Program pursuant to Section 9.2(p). If Retailer accepts the revised Promotional Rate for the 12 Month WPDI Promotion to be offered under the New Program, or the revised Base Rate, any such increase shall not be taken into account with respect to Retailer’s termination right under Section 9.2(m).

3.The definitions of “Program Fee”, ”Promotional Rate” and “Base Rate” are deemed revised for purposes of the preceding paragraphs so as to include Charge Transaction Data related to New Accounts.

D.Solicitation; Program Economics Generally.

1.Anything in the Agreement to the contrary notwithstanding, Bank shall have the right to solicit Cardholders for New Accounts with the prior written consent of Retailer (which may be by email).

2.All references in the Agreement to “Net Program Sales” for any period shall be deemed to include net sales volume and credits relating to purchases financed on New Accounts during such period, and otherwise consistent with the definition of Net Program Sales.

E.Article 6 (Other Agreements). Anything in Article 6 to the contrary notwithstanding, the following terms and conditions shall apply with respect to New Accounts and the New Program: (1) Bank shall own and have sole control over all New Accounts and all information pertaining to New Accounts and New Accountholders (“New Accountholder Information”), except that under no circumstances will New Accountholder Information be deemed to include information received by Retailer separate or apart from the New Program, even if such information is in whole or in part identical to any such information received by Bank through the New Program, including information received by Bank as part of credit applications, and such independently developed information shall not be subject to the use restrictions set forth in Section 6.2 or this Section 1.1E.; (2) Retailer shall not have access to any New Accountholder Information; (3) Bank shall have sole control over all New Account terms and conditions and the credit criteria used to manage New Accounts; (4) The Operating Procedures shall apply to Retailer’s acceptance of New Accounts; provided, that Bank may distribute in the ordinary course any additional Operating Procedures applicable to the New Program and such additional Operating Procedures will be effective within a reasonable period after distribution; (5) Indebtedness applicable to New Accounts shall not be included in the “Credit Review Point” applicable to the Program (or for any similar purpose under the Agreement); (6) billing inserts and statement messages applicable to New Accounts shall only be available to Bank or its designees; (7) Retailer shall not accept any payment from a New Accountholder on such person’s New Account; and (8) the provisions of Section 6.1(b) apply to New Accounts (subject to the limits on chargeback rights provided in Section 1.1F. below.)

F.Sections 7.1 and 7.2 (Chargebacks; Fraud Losses). The provisions of Section 7.1 shall apply to the New Program, other than Section 7.1(b) (regarding applications), which shall apply solely to the Program. Section 7.2 shall not apply to New Accounts.

G.Section 9.2 (Termination). The following is hereby added to the end of Section 9.2:

(p) Either party shall have the right to terminate the New Program, without cause, upon fifteen (15) days’ written notice to the other party. The parties acknowledge and agree that a decision by either party to terminate the New Program at any time and for any reason shall not result in a termination of the Program; provided, that if either party terminates the Program pursuant to any other provision of Section 9.2 or the Program is terminated upon expiration of the Term, then such termination shall apply to the New Program as well. In any case in which a party shall have terminated the New Program pursuant to this Section or the New Program shall have been terminated under the preceding sentence, the parties acknowledge that their respective obligations under the Agreement with respect to transactions occurring on New Accounts prior to such termination shall continue (e.g., chargeback and credit processing). Without limiting the foregoing, following any termination of the New Program, Bank shall have the sole right to liquidate any or all of the New Accounts in any manner Bank reasonably determines
1.2.    Amendments to Appendix A. The definitions of “Cardholder” and “Charge Transaction Data” are restated and the definitions “New Account”, “New Accountholder” and “New Program” are hereby added to Appendix A as set forth below:

“Cardholder” means any natural person who has entered into a Cardholder Agreement with Bank or which is or may become obligated under or with respect to an Account or a New Account.
“Charge Transaction Data” means Account and related Cardholder and authorized user identification and transaction information transmitted by Retailer to Bank with regard to a charge or a credit to an Account. Charge Transaction Data shall also include New Account and related New Accountholder and authorized user identification and transaction information transmitted by Retailer to Bank with regard to a charge or a credit to a New Account.
“New Account” means the legal relationship established by and between a New Accountholder and Bank pursuant to a credit card agreement connected to the New Program, together with all indebtedness owing thereunder from time to time and any current or future guaranties, security or other credit support therefor.

“New Accountholder” means individuals who have applied for and been approved for a new Account under the New Program.

“New Program” means a separate consumer credit program established pursuant to the Thirteenth Amendment between Bank and Retailer dated as of January 13, 2014, and operating in parallel with the consumer revolving financing program offered under the Program.

II.    MISCELLANEOUS
2.1    Authority for Amendment. The execution, delivery and performance of this Amendment has been duly authorized by all requisite corporate action on the part of Retailer and Bank and upon execution by all parties, will constitute a legal, binding obligation thereof.
2.2    Effect of Amendment. Except as specifically amended hereby, the Agreement, and all terms contained therein, remains in full force and effect. In the case of any conflict between the terms of this Amendment and the Agreement, the terms of this Amendment shall control. The Agreement, as amended by this Amendment, constitutes the entire understanding of the parties with respect to the subject matter hereof.
2.3    Binding Effect; Severability. Each reference herein to a party hereto shall be deemed to include its successors and assigns, all of whom shall be bound by this Amendment and in whose favor the provisions of this Amendment shall inure. In case any one or more of the provisions contained in this Amendment shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.
2.4    Further Assurances. The parties hereto agree to execute such other documents and instruments and to do such other and further things as may be necessary or desirable for the execution and implementation of this amendment and the consummation of the transactions contemplated hereby and thereby.

2.5    Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Utah.
2.6    Counterparts; Fax Signatures. This Amendment may be executed in counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one agreement. For purposes of the execution of this Amendment, fax signature pages shall be treated in all respects as original signature pages.
IN WITNESS WHEREOF, Bank and Retailer have caused this Amendment to be executed by their respective officers thereunto duly authorized effective as of the date first above written.

GE CAPITAL RETAIL BANK By: /s/ Glenn P. Marino Name: Glenn P. Marino Title: EVP	SELECT COMFORT CORPORATION By: /s/ Mark A. Kimball Name: Mark A. Kimball Title: SVP, Chief Legal & Risk Officer
SELECT COMFORT RETAIL CORPORATION By: /s/ Mark A. Kimball Name: Mark A. Kimball Title: SVP, Chief Legal & Risk Officer